CODE OF ETHICS

OVERTECH CORP.

(the “Company”)

The Board of Directors of the Company has adopted the following Code of Ethics (the “Code”) for directors and officers of the Company.  This purpose of the Code is to:

1.

focus the Board of Directors and each director and officer on areas of ethical risk;

2.

provide guidance to directors to help them recognize and deal with ethical issues;

3.

provide mechanisms to report unethical conduct; and

4.

help foster a culture of honesty and accountability.

Each director and officer of the Company must comply with the letter and spirit of this Code.

No code or policy can anticipate every situation that may arise or replace the thoughtful behavior of an ethical director and officer. Directors and officers are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Board of Directors.

A.

CONFLICT OF INTEREST

Directors and officers must avoid any conflicts of interest between the director or officer and the Company unless the relationship is approved in advance by the Board of Directors of the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, should be disclosed promptly to the Company’s Board of Directors. A “conflict of interest” can occur when:

1.

A director's or officer’s personal interest is adverse to—or may appear to be adverse to—the interests of the Company as a whole.

2.

A director or officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director of officer of the Company.

Some of the more common conflicts which directors should avoid are listed below:

a.

Relationship of Company with Third-Parties

Directors may not receive a personal benefit from a person or firm which is seeking to do business or to retain business with the Company unless approved by the Board of Directors of the Company. A director or officer shall withdraw him or herself from any decision of the Board of Directors involving another firm or Company with which the director or officer is affiliated.

b.

Compensation from Non-Company Sources

Directors may not accept compensation (in any form) for services performed for the Company from any source other than the Company unless approved by the Board of Directors of the Company.

c.

Gifts

Directors and officers may not offer, give or receive gifts from persons or entities who deal with the Company in those cases where any such gift is being made in order to influence the directors' or officer’s actions as a member of the Board of Directors or the Company, or where acceptance of the gifts could create the appearance of a conflict of interest.

Code of Ethics

d.

Personal Use of Company Assets

Directors and officers may not use the Company’s assets, labor or information for personal use unless approved by the Board of Directors in advance, or as part of a compensation or expense reimbursement program available to all directors.

B.

CORPORATE OPPORTUNITIES

Directors and officers are prohibited from:

Taking for themselves or their companies opportunities that are discovered through the use of Company’s property or information or their position as a director or officer;

Using the Company's property or information for personal gain; or

Competing with the Company for business opportunities. However, if the Company's disinterested directors determine that the Company will not pursue an opportunity that relates to the Company's business, a director or officer may then do so.

C.

CONFIDENTIALITY

Directors and officers must maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company that comes to them, from whatever source, in their capacity as a director or officer, except when disclosure is authorized or legally mandated.

For purposes of this Code, “confidential information” includes all non-public information relating to the Company.

D.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS; FAIR DEALING

Directors and officers must comply, and oversee compliance by employees, officers and other directors and officers, with laws, rules and regulations applicable to the Company, including insider trading laws.

Directors and officers must deal fairly, and must oversee fair dealing by employees and officers, with the Company's customers, suppliers, competitors and employees.

E.

ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

Directors and officers should promote ethical behavior and take steps to ensure the Company:

Encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation.

Encourages employees to report violations of laws, rules, regulations or the Company's Code of Conduct to appropriate personnel;

Informs employees that the Company will not allow retaliation for reports made in good faith.

F.

COMPLIANCE STANDARDS

Directors and officers should communicate any suspected violations of this Code promptly to the Board of Directors. Violations will be investigated by the board or by persons designated by the board, and appropriate action will be taken in the event of any violations of the Code.

G.

WAIVER OF CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code may be made only by the Board of Directors and must be promptly disclosed to the Company’s shareholders.

Code of Ethics